Exhibit 8.1

[Goodwin Procter LLP Letterhead]

June 17, 2019

HarborOne Mutual Bancshares
770 Oak Street
Brockton, Massachusetts 02301

Re:                             Federal and Massachusetts Tax Consequences Relating to Conversion from Mutual Holding Company Structure to Stock Holding Company Structure

Ladies and Gentlemen:

You have requested our opinion on certain federal and Massachusetts tax consequences relating to the proposed reorganization and conversion by HarborOne Mutual Bancshares, a Massachusetts mutual holding company (the “MHC”), and its majority-owned subsidiary, HarborOne Bancorp, Inc., a Massachusetts corporation (“Old HarborOne”), from a mutual holding company with majority ownership in an intermediate stock holding company to a full stock holding company structure (the “Conversion”) pursuant to the Plan of Conversion, dated March 5, 2019, adopted by the board of trustees of the MHC, the board of directors of Old HarborOne, and the board of directors of HarborOne Bank, a Massachusetts-chartered cooperative bank and wholly-owned subsidiary of Old HarborOne (the “Plan”).(1)

For purposes of the opinions set forth below, we have reviewed and relied upon the Plan, the Subscription and Community Offering Prospectus of HarborOne NorthEast Bancorp, Inc. (the “Prospectus”), included in the Registration Statement on Form S-1 filed by HarborOne NorthEast Bancorp, Inc., a Massachusetts corporation (“New HarborOne”),(2) with the Securities and Exchange Commission on March 11, 2019, as amended (the “Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinions.  In addition, in rendering our opinions we have relied upon certain statements, representations and warranties made by the MHC, Old HarborOne, New HarborOne, and HarborOne Bank as the parties to the Conversion (each, a “Party” and, collectively, the

(1)    Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Plan.

(2)    HarborOne NorthEast Bancorp, Inc. will change its name to HarborOne Bancorp, Inc., following the Conversion.

“Parties”) (including, without limitation, those contained in certain certified representations and those contained in or made pursuant to the Plan), which we have neither investigated nor verified.  We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the completion of the Conversion, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts, and the accuracy and completeness of all records made available to us.  In addition, we have assumed that the Conversion will be consummated in accordance with the Plan; that each of the parties to the Conversion will comply with all reporting obligations with respect to the Conversion required under the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder, and the Massachusetts General Laws; and that the Plan is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions.  No ruling has been or will be sought from the Internal Revenue Service, the Massachusetts Department of Revenue, or any other taxing authority by any party to the Conversion as to the federal or Massachusetts income tax consequences of any aspect of the Conversion.

I.                                        Background.

Following its conversion from a credit union in July 2013, HarborOne Bank became a Massachusetts-chartered mutual co-operative bank engaged in banking and banking-related activities.  HarborOne Bank is regulated by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation (“FDIC”), its primary federal regulator and deposit insurer.  HarborOne Bank’s deposits are insured up to applicable limits by the FDIC and by the Share Insurance Fund established by the Massachusetts General Laws for amounts in excess of the FDIC insurance limits.  It is headquartered in Brockton, Massachusetts.  Pursuant to a reorganization consummated in 2016, the MHC was formed, along with Old HarborOne as an intermediate stock holding company, and HarborOne Bank converted to a stock form and became a wholly-owned subsidiary of Old HarborOne.  The MHC currently owns approximately 53% of the common stock of Old HarborOne.  As a mutual holding company, the MHC has no authorized capital stock.  Instead, a membership interest in the MHC (“MHC Equity Interest”) arises from the ownership of a deposit account in HarborOne Bank and is inextricably tied to the bank deposit account from the time of deposit.  The MHC Equity Interest entitles the depositor to vote for the board of trustees of the MHC and to receive assets and other consideration in the event of the liquidation, dissolution, or winding up of the MHC or HarborOne Bank.  The rights inherent in each MHC Equity Interest are created by operation of Massachusetts law solely as a result of the depositor’s ownership of a bank deposit account in HarborOne Bank and cannot be transferred separately from that bank deposit account.  Further, if a bank deposit account is surrendered by the depositor, the MHC Equity Interest ceases to exist, having no continuing value.

In steps occurring sequentially and contemporaneously following the receipt of all required approvals, the expiration of all required waiting periods, and the satisfaction or waiver of all of the other applicable conditions to the consummation of such steps, the following transactions will occur in the Conversion pursuant to the Plan:

(1)                                 Subscription rights (“Subscription Rights”) to purchase shares of the common stock of New HarborOne (“New HarborOne Common Stock”) will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Amount Holders, and Tax-Qualified Employee Plans (as such persons are defined in the Plan).  In addition, Subscription Rights will be issued to Directors, Trustees, Officers, Corporators, and Employees of the MHC and HarborOne Bank, in a fourth priority category, who do not otherwise qualify as Eligible or Supplemental Eligible Account Holders.

(2)                                 Old HarborOne will establish New HarborOne as a first-tier stock holding company subsidiary.

(3)                                 The MHC will convert from mutual to stock form and merge with and into Old HarborOne, with Old HarborOne as the surviving entity, pursuant to Section 9 of Chapter 167H of the Massachusetts General Laws (the “MHC Merger”).  As part of the MHC Merger, shares of Old HarborOne held by the MHC will be cancelled and all Eligible Account Holders and Supplemental Eligible Account Holders will constructively receive liquidation rights in Old HarborOne (the “Old HarborOne Equity Interests”) in exchange for their MHC Equity Interests.  Other MHC Equity Interests, including those arising from deposit accounts at HarborOne Bank that were opened after June 30, 2018, will be cancelled for no consideration.

(4)                                 Immediately after the MHC Merger, Old HarborOne will merge with and into New HarborOne, with New HarborOne as the surviving entity (the “Mid-Tier Merger”), whereby HarborOne Bank will become a wholly-owned subsidiary of New HarborOne.  As part of the Mid-Tier Merger, the Old HarborOne Equity Interests, i.e., the liquidation rights held by persons in Old HarborOne pursuant to the MHC Merger, will automatically, without further action on the part of such persons, be exchanged for an interest in the New HarborOne Liquidation Account (the “New HarborOne Equity Interests”).  Shareholders of Old HarborOne will receive New HarborOne Common Stock in exchange for their Old HarborOne shares.

(5)                                 Immediately after the Mid-Tier Merger, New HarborOne will sell shares of New HarborOne Common Stock in a subscription offering (“Subscription Offering”) in order of priority to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Plans, and Directors, Trustees, Officers, Corporators, and Employees of the MHC and HarborOne Bank.  Any shares of New HarborOne Common Stock remaining unsold after the Subscription Offering may be sold to the public through a Direct Community Offering (as defined in the Plan) and/or a Syndicated Community Offering (as defined in the Plan).  Alternatively, any shares not subscribed for in the Subscription Offering or in any Direct Community Offering may be offered for sale in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators.  Collectively, the Subscription Offering, the Direct Community Offering, if any, the Syndicated Community Offering, if any, and the Firm Commitment Underwritten Offering, if any, are referred to herein as the “Offerings.”

(6)                                 New HarborOne will contribute at least 50% of the net proceeds received by New HarborOne in the Offerings to HarborOne Bank in constructive exchange for additional shares of HarborOne Bank common stock and in exchange for the Bank Liquidation Account.

All Eligible Account Holders and Supplemental Eligible Account Holders who had liquidation rights pursuant to Chapter 167H, Section 2, of the Massachusetts General Laws with respect to the MHC prior to the Conversion shall continue to have such rights solely with respect to New HarborOne.  As described in the Prospectus, New HarborOne intends to sell up to 53% of its common stock in the Subscription Offering, representing the ownership interest in Old HarborOne currently held by the MHC, in order of priority to (1) depositors of HarborOne Bank with aggregate balances of at least $50 as of the close of business on February 28, 2018, (2) depositors of HarborOne Bank with aggregate balances of at least $50 as of the close of business on June 30, 2018, (3) tax-qualified employee benefit plans of HarborOne Bank or any of its Affiliates, and (4) employees, officers, directors of, and trustees and corporators of the MHC or HarborOne Bank who are not already eligible under (1) or (2) above, pursuant to Subscription Rights that will be issued without payment therefor to such persons.  Eligible depositors of HarborOne Bank include certain former depositors of Coastway Bank.  These depositors are deemed to have opened their account at HarborOne Bank on the dates such accounts were opened at Coastway Bank.  Any shares remaining after the Subscription Offering may be sold in a Community Offering, with preference given first to natural persons and trusts of natural persons residing in certain Massachusetts cities and towns.

II.                                   Representations.

The following representations have been made by the MHC, Old HarborOne, New HarborOne, and/or HarborOne Bank (each, a “Party” and, collectively, the “Parties”) with respect to the Conversion:

(a)                                 The facts relating to the Conversion described in the Plan and the Prospectus are true, correct, and complete in all material respects.  The Plan represents the entire understanding of the MHC, Old HarborOne, New HarborOne, and HarborOne Bank with respect to the Conversion.  The Conversion will be consummated in compliance with the terms and conditions of the Plan, and there is no plan or intention to waive or modify any such term or condition.

(b)                                 The fair market value of the New HarborOne Equity Interests received by each Eligible Account Holder and Supplemental Eligible Account Holder pursuant to the Conversion will approximately equal the fair market value of the MHC Equity Interests surrendered in exchange therefor.

(c)                                  The fair market value of the New HarborOne Common Stock received by each Old HarborOne shareholder (other than the MHC) pursuant to the Conversion will approximately equal the fair market value of the Old HarborOne common stock surrendered in exchange therefor.

(d)                                 No Party is aware of any plan or intention by the any holder of New HarborOne Equity Interests to sell, exchange, or otherwise dispose of any of the New HarborOne Equity Interests received in the Conversion, other than solely as a consequence of withdrawals in the ordinary course of business from deposit accounts in HarborOne Bank.

(e)                                  Prior to the Conversion, the MHC will not have reacquired any of its MHC Equity Interests, other than solely as a consequence of withdrawals in the ordinary course of business from deposit accounts in HarborOne Bank, and will not have made any distributions with respect thereto.

(f)                                   New HarborOne has no plan or intention to reacquire any of its New HarborOne Equity Interests issued in the Conversion or make any distributions with respect thereto.

(g)                                  New HarborOne has no plan or intention to liquidate either itself or HarborOne Bank, to merge HarborOne with and into another corporation or other entity, or to sell or otherwise dispose of any of its assets.

(h)                                 The liabilities of the MHC assumed by Old HarborOne Bank in the MHC Merger and the liabilities to which the transferred assets are subject were incurred by the MHC in the ordinary course of its business.

(i)                                     The liabilities of Old HarborOne assumed by New HarborOne in the Mid-Tier Merger and the liabilities to which the transferred are subject either were incurred by Old HarborOne in the ordinary course of its business or were acquired by Old HarborOne in the MHC Merger.

(j)                                    Following the Conversion, New HarborOne will either continue the historic business of the MHC or use at least fifty percent (50%) of the MHC’s historic business assets in a business.  For purposes of this representation, assets sold or otherwise disposed of by the MHC prior to and in contemplation of the merger will be taken into account as part of the historic business assets of the MHC.

(k)                                 The Parties and the Eligible Account Holders and the Supplemental Eligible Account Holders will pay their respective expenses incurred in connection with the Conversion, other than expenses of a Party solely and directly related to the merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

(l)                                     There is no intercorporate indebtedness existing between any Party that was issued, acquired, or will be settled at a discount.

(m)                             None of the MHC, Old HarborOne, or New HarborOne is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are held for investment.  In making the percentage determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary’s assets, and a corporation is considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of all shares of all classes of stock outstanding.

(n)                                 Neither the MHC nor Old HarborOne is under the jurisdiction of a court in a case under Title 11 of the United States Code, or under the jurisdiction of a federal or state court in a receivership, conservatorship, foreclosure, or similar proceeding.

(o)                                 The fair market value of the assets of the MHC transferred to Old HarborOne in the MHC Merger will equal or exceed the sum of the liabilities assumed by Old HarborOne, plus the amount of liabilities, if any, to which the transferred assets are subject.

(p)                                 The fair market value of the assets of Old HarborOne transferred to New HarborOne in the Mid-Tier Merger will equal or exceed the sum of the liabilities assumed by New HarborOne, plus the amount of liabilities, if any, to which the transferred assets are subject.

(q)                                 No stock or other property of HarborOne Bank will be issued in the Conversion.  As part of the Conversion, HarborOne Bank will establish the Bank Liquidation Account.  Amounts are payable from the Bank Liquidation Account to Eligible Account Holders and Supplemental Eligible Account Holders only in the unlikely event of a complete liquidation of HarborOne Bank, or HarborOne Bank and New HarborOne, and further only if New HarborOne is unable to satisfy its obligations under the New HarborOne Liquidation Account pursuant to the New HarborOne Equity Interests.  The Parties intend and expect that New HarborOne at all times will be able to satisfy any potential obligations under the New HarborOne Equity Interests, and that in any event the Bank Liquidation Account will provide no current or potential value, bargained for or otherwise, to the Eligible Account Holders and the Supplemental Eligible Account Holders.

(r)                                    The MHC and Old HarborOne will report the MHC Merger on their U.S. federal income and Massachusetts corporate excise tax returns in a manner consistent with the MHC Merger constituting a reorganization within the meaning of Section 368(a)(1)(A) of the Code and will comply with all reporting obligations of such a reorganization set forth in the Code and the Treasury Regulations thereunder and the Massachusetts General Laws and applicable regulations thereunder.

(s)                                   Old HarborOne and New HarborOne will report the Mid-Tier Merger on their U.S. federal income and Massachusetts corporate excise tax returns in a manner consistent with the Mid-Tier Merger constituting a reorganization within the meaning of Section 368(a)(1)(F) of the Code and will comply with all reporting obligations of such a reorganization set forth in the Code and the Treasury Regulations thereunder and the Massachusetts General Laws and applicable regulations thereunder.

(t)                                    The MHC Merger, the Mid-Tier Merger, and other aspects of the Conversion serve genuine and legitimate corporate business purposes that collectively are the principal motivation for the MHC Merger, the Mid-Tier Merger, and the Conversion.

III.                              Opinion.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to the Conversion that, under present law:

(i)                                     The merger of the MHC with and into Old HarborOne, and the constructive issuance of the Old HarborOne Equity Interests to the depositors of HarborOne Bank as consideration for the surrender of their MHC Equity Interests, will constitute a “reorganization” under Section 368(a)(1)(A) of Code.  The MHC and Old HarborOne each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)                                  The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the MHC for liquidation interests in Old HarborOne in connection with the MHC Merger will satisfy the continuity of interest requirement of Treasury Regulations Section 1.368-1(b).

(iii)                               None of the MHC, Old HarborOne, or the Eligible Account Holders or the Supplemental Eligible Account Holders will recognize gain or loss for federal income or Massachusetts corporate excise or personal income tax purposes on the transfer of the assets of the MHC to Old HarborOne and the assumption by Old HarborOne of the liabilities of the MHC and the related constructive exchange by the Eligible Account Holders and the Supplemental Eligible Account Holders of their MHC Equity Interests for Old HarborOne Equity Interests, in connection with the MHC Merger.

(iv)                              For federal income and Massachusetts corporate excise tax purposes, the tax basis of the MHC’s assets acquired by Old HarborOne in the MHC Merger will be the same to Old HarborOne as the tax basis of such assets to the MHC immediately prior to the MHC Merger, and the holding period of the assets of the MHC in the hands of Old HarborOne will include the period during which those assets were held by the MHC.

(v)                                 The merger of Old HarborOne with and into New HarborOne, the issuance of the New HarborOne Equity Interests to the Eligible Account Holders and the Supplemental Eligible Account Holders as consideration for the surrender of their Old HarborOne Equity Interests that were constructively issues to them in the MHC Merger, and the issuance of New HarborOne Common Stock to the shareholders of Old HarborOne in exchange for their Old HarborOne shares, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of Code and, therefore, will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code.  Old HarborOne and New HarborOne each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(vi)                              For federal income and Massachusetts corporate excise tax purposes, neither Old HarborOne nor New HarborOne will recognize gain or loss as a result of the Mid-Tier Merger.

(vii)                           For federal income and Massachusetts corporate excise tax purposes, the tax basis of Old HarborOne’s assets acquired by New HarborOne in the Mid-Tier Merger will be the same to New HarborOne as the tax basis of such assets to Old HarborOne immediately prior to the Mid-Tier Merger, and the holding period of the assets of Old HarborOne in the hands of New HarborOne will include the period during which those assets were held by Old HarborOne.

(viii)                        No gain or loss will be recognized for federal income or Massachusetts corporate excise or personal income tax purposes by the shareholders of Old HarborOne on the receipt of the New HarborOne Common Stock in exchange for their Old HarborOne common stock in connection with the Mid-Tier Merger.

(ix)                              No gain or loss will be recognized for federal income or Massachusetts corporate excise or personal income tax purposes by the Eligible Account Holders or the Supplemental Eligible Account Holders on the constructive exchange of their Old HarborOne Equity Interests for New HarborOne Equity Interests in connection with the Mid-Tier Merger.

(x)                                 For federal income and Massachusetts corporate excise and personal income tax purposes, each Old HarborOne shareholder’s aggregate basis in New HarborOne Common Stock (including fractioned share interests) received in the exchange in connection with the Mid-Tier Merger will be the same as the aggregate basis of the Old HarborOne common stock surrendered in the exchange.

(xi)                              For federal income and Massachusetts corporate excuse and personal income tax purposes, each Old HarborOne shareholder’s holding period in his or her New HarborOne Common Stock received in the exchange in connection with the Mid-Tier Merger will include the period during which the Old HarborOne common stock was held, provided that the Old HarborOne common stock surrendered was a capital asset in the hands of the shareholder on the date of the exchange.

(xii)                           For federal income and Massachusetts corporate excise and personal income tax purposes, cash received by any shareholder of Old HarborOne in lieu of a fractional share interest in New HarborOne Common Stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of New HarborOne Common Stock, which such shareholder would otherwise be entitled to receive.  Accordingly, a shareholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share.  If the stock is held as a capital asset, the gain or loss will be capital gain or loss.

(xiii)                        New HarborOne will succeed to and take into account the tax attributes of the MHC and Old HarborOne described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381 through 384 of the Code and the regulations thereunder.

(xiv)                       New HarborOne will recognize no income, gain or loss for federal income or Massachusetts corporate excise tax purposes upon the receipt of cash in the Offerings in exchange for New HarborOne Common Stock.

(xv)                          New HarborOne will recognize no income, gain or loss for federal income or Massachusetts corporate excise tax purposes upon the transfer of a portion of the net proceeds received by New HarborOne in the Offerings to HarborOne Bank.

(xvi)                       HarborOne Bank will recognize no income, gain or loss for federal income or Massachusetts corporate excise tax purposes upon the receipt of the contributed Offerings proceeds from New HarborOne.

(xvii)                    No income, gain or loss will be recognized by New HarborOne for federal income or Massachusetts corporate excise tax purposes as a result of the distribution of the Subscription Rights to eligible depositors of HarborOne Bank and other persons.

(xviii)                 No income, gain or loss will be recognized for federal income or Massachusetts corporate excise or personal income tax purposes by the eligible HarborOne Bank depositors and other persons described in the Plan who will receive Subscription Rights as a result of the distribution to the eligible HarborOne Bank depositors and such other persons of the Subscription Rights, provided the Subscription Rights have no value at the time of receipt.  Such HarborOne Bank depositors and other recipients of Subscription Rights will not recognize income, gain or loss as a result of the exercise of such Subscription Rights to purchase shares of New HarborOne stock, provided that the amount to be paid for such stock is equal to the fair market value of such stock.  The basis of the stock to the New HarborOne’s stockholders will be the purchase price thereof plus the basis, if any, of the Subscription Rights (which, as described below, we have assumed is zero).

Under past rulings of the Internal Revenue Service (the “IRS”), gain may be recognized by a recipient of Subscription Rights to the extent of the fair market value of the Subscription Rights received.  Whether the Subscription Rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The IRS will not issue rulings on whether subscription rights have a market value.  However, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value.  We note that you have received a letter of RP Financial, LC., which states its belief, without undertaking any independent investigation of state or federal law or the position of the IRS, that as a factual matter the Subscription Rights will have no ascertainable market value.  The letter of RP Financial, LC., has no binding effect on the IRS.  We express no opinion on the fair market value of the Subscription Rights and, insofar as our opinion in paragraph (xviii) relates to the federal income tax consequences of the distribution of Subscription Rights, we are relying upon and assuming the accuracy of the conclusion expressed in the letter of RP Financial, LC., regarding the valuation of the Subscription Rights.

*     *     *     *

We express no opinion herein other than the opinions expressly set forth above.  In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state (other than Massachusetts), or local tax law, or as to the qualification of New HarborOne as a security corporation for Massachusetts tax purposes.  You should recognize that our opinions are not binding on the IRS or on the Massachusetts Department of Revenue (the “DOR”) and that a court or the IRS or the DOR may disagree with the opinions contained herein.  Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case.  The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, the Massachusetts General Laws, the regulations promulgated thereunder, and existing administrative and judicial interpretations thereof (collectively, “Applicable Law”), all of which are subject to change, potentially with retroactive effect.  Changes in Applicable Law could adversely affect our opinions.  We do not undertake to advise you as to any changes after the date hereof in Applicable Law that may affect our opinions.

This opinion letter is being provided to you in connection with the filing of the Registration Statement.  This opinion letter may be used by the FDIC, the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System as part of their review and approval of the Reorganization, including the FDIC’s notice pursuant to 12 C.F.R. § 303.161.  We hereby consent to the inclusion of this opinion as Exhibit 8.1 to the Registration

Statement and to the references to our firm under the caption “Legal and Tax Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP